CITIZENS FINANCIAL GROUP, INC.
1 Citizens Plaza
Providence, RI 02903

December 1, 2001

Mellon Financial Corporation
One Mellon Center
Pittsburgh, PA 15258
Attention: Corporate Secretary

Re:   Amended and Restated Non-Compete Subsections

Ladies and Gentlemen:

Reference is made to that certain Purchase of Assets and Liability Assumption Agreement by and between Mellon Financial Corporation and Citizens Financial Group, Inc., dated as of July 16, 2001 (the "Purchase Agreement"). Capitalized terms not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

Negotiations among Buyer and Seller have occurred which require certain amendments to Section 6.6 of the Purchase Agreement. This Letter Agreement sets forth our mutual understanding regarding such amendments.

Buyer and Seller hereby agree to amend and restate Subsections (a), (d) and (e) of Section 6.6 of the Purchase Agreement (the "Amended and Restated Non-Compete Provisions") as follows and acknowledge and agree that all Subsections of Section 6.6 other than the Amended and Restated Non-Compete Provisions shall otherwise continue in full force and effect:

        6.6. Covenants Not to Compete, Etc.

        "(a) During the Non-Compete Period, Seller and its Affiliates shall not (i) (A) solicit or offer any product or service to any Person (other than to an Excluded Customer, Private Banking Prospect or federal, state or local government or governmental entity or unit ("Government Unit")), who is or was a customer of the Regional Franchise on the Closing Date or at any time after March 31, 2001 and prior to the Closing Date (a "Protected Person"), or (B) provide any product or service, other than investment management or trust or benefits administration and consulting services, to any Protected Person, except that nothing in clause (a)(i) hereof shall prevent Seller and its Affiliates from soliciting, offering, or providing investment management or trust services from Seller or any of its Affiliates to any Person who was receiving or entered into any agreement to receive investment management or trust services from Seller or any of its Affiliates on the day before the Closing Date; (ii) open or operate any branch of a federally insured depository institution (a "Banking Facility") in the states of

Pennsylvania, New Jersey or Delaware (the "Restricted Market") for the purpose of taking retail deposits from or making loans to individuals or small businesses (other than taking retail deposits from and lending to, Excluded Customers, Private Banking Prospects or Government Units), or (iii) solicit, offer or provide in the Restricted Market (A) from any Banking Facility any other retail product or service which is not designed primarily for Excluded Customers or Private Banking Prospects or (B) from any other facility or location any retail deposit or consumer or small business lending, cash management or other banking product to any Person other than an Excluded Customer or Private Banking Prospect (it being understood that a solicitation or offer by general advertising media that is not targeted to the Restricted Market to a greater degree than other markets in the United States shall not violate this Section 6.6(a))."

        "(d) During the Non-Compete Period, Buyer and its Affiliates shall not solicit, offer or provide (i) any product or service to any Person who is an Excluded Customer or (ii) in the Restricted Market any product or service designed primarily for Private Banking Prospects (it being understood that a solicitation or offer by general advertising that is not targeted to Excluded Customers or in the Restricted Market primarily for Private Banking Prospects to a greater degree than other customers in the applicable markets will not violate this Section 6.6(d) and, notwithstanding anything in this Section 6.6(d) to the contrary, Buyer and its Affiliates may solicit, offer or provide any product or service to any Person described in subsection (c) of the definition of Private Banking Prospects). Moreover, nothing in clause (d) hereof shall prevent Buyer or its Affiliates from soliciting, offering, or providing (i) the same or similar products and services to any Person who was receiving, or entered into an agreement to receive, a product or service from Buyer or such Affiliate on the day before the Closing Date; or (ii) any insurance or securities product or service to any Person who was receiving a product or service from Mellon Insurance Agency, Inc., Clair Odell or DISC (an "Investment Product or Service"), if responsibility to continue to provide the Investment Product or Service was transferred to Buyer in connection with the transactions contemplated by this Agreement."

        "(e) Notwithstanding anything in Section 6.6(a), (b), (c), or (d) to the contrary, nothing herein shall in any way restrict or limit the rights of Seller or Buyer or any of their respective Affiliates (i) as a passive investor to hold and make investments not in excess of 4.9% of the outstanding securities of any corporation or other entity the securities of which are listed on a nationally recognized securities exchange or traded in a nationally recognized over-the-counter market, (ii) to take any action where it has been advised by counsel that the failure to take such action creates a substantial risk of a violation of law, (iii) to make CRA loans or investments or engage in other CRA activities if it reasonably believes that to do so is in its best interests or (iv) to make loans to portfolio companies of Seller's venture capital subsidiary in lieu of or connection with the making of an equity investment or to portfolio companies of venture capital funds in which Seller has an investment; provided that with respect to loans to portfolio companies of venture capital funds in which Seller has an investment, Seller first: (X) provides Buyer with written notice of any such proposed loan, identifying the proposed terms of such loan and all information reasonably necessary for Buyer to evaluate such proposed loan (such notice, the "Indirect VC Loan Notice"), and (Y) provides Buyer and/or, as directed by Buyer, any Affiliate of Buyer, with a right, exercisable upon written notice to Seller within five (5) Business Days of receipt of the Indirect VC Loan Notice by Buyer, to commit, in lieu of Seller or any Affiliate of Seller, to make such loan to the proposed borrower on the terms contained in the

Indirect VC Loan Notice. Moreover, nothing herein shall in any way limit the rights of (x) Seller or any Affiliate of Seller to solicit, offer or provide in the Restricted Market (A) any brokerage, mutual fund or other securities or insurance product or service from any location other than a Banking Facility so long as no solicitation program shall (I) include any direct solicitation to any Protected Person or (II) be targeted to the Restricted Market to a greater degree than other markets in the United States or (B) any product or service to any business with annual sales of more than $250 million; or (y) Seller or Buyer or any of their Affiliates to acquire any company the operations of which would violate this Section 6.6 ("Competing Business") incidental to the acquisition of a larger business, provided that the Competing Business either (A) does not (i) derive a majority of its revenues from activities in the Restricted Market, (ii) establish or expand any offices or locations in the Restricted Market other than those in existence at the time of the execution of the agreement pursuant to which such acquisition is made, (iii) in the case of a Competing Business acquired by Seller, use the "Mellon" name or any derivation thereof or engage in any activities prohibited by Section 6.6(a)(i) or 6.6(b)(i), and (iv) in the case of a Competing Business acquired by Buyer, use the "Citizens" name or any derivation thereof or engage in any activities prohibited by Section 6.6(d)(i) or (B) is promptly disposed of. Moreover, nothing herein shall prevent Seller and its Affiliates or Buyer and its Affiliates from soliciting, offering, or providing any product or service pursuant to an agreement for the referral of business or provision of services between Seller or an Affiliate of Seller and Buyer or an Affiliate of Buyer. Moreover, nothing herein shall prevent Seller or any Affiliate of Seller from soliciting, offering or providing to real estate developers credit for use in the acquisition, development or refinancing of any commercial and residential real estate projects ("Real Estate Finance Credit"); provided, however, that (A) neither Seller nor any Affiliate of Seller shall solicit, offer or provide any such credit (i) to any customer of the Business Banking Lending Line on the Closing Date or any Covered Middle Market Business except the Persons (or Affiliates thereof) listed on Schedule 6.6(e), or (ii) to any business specified in Section 6.6(b)(ii)(B) and with an office as described in Section 6.6(b)(ii) (a "Section 6.6(b)(ii)(B) Business") (other than a customer of the real estate financing business of Seller or any Affiliate of Seller immediately following the Closing Date) under any credit facility in an amount of less than $7.5 million and (B) (i) with respect to any Real Estate Finance Credit extended by Seller or an Affiliate of Seller to any Section 6.6(b)(ii)(B) Business during the Non-Compete Period, Seller shall offer to Buyer an opportunity to purchase at the principal amount thereof an up to 50% equal and ratable disclosed participation in all of Seller's rights (including all rights in collateral and all fees) and liabilities in such extension of credit and (ii) with respect to any Section 6.6(b)(ii)(B) Business (other than a customer of the real estate financing business of Seller or any Affiliate of Seller immediately following the Closing Date) as to which Buyer purchases a participation in any such credit pursuant to clause (B)(i) of this sentence, Seller shall provide Buyer with the opportunity to provide (to the exclusion of Seller or any Affiliate of Seller) any deposit, cash management or other banking services, other than investment management or trust or benefits administration or consulting services and shareholder services, to such business which may become available."

This Letter Agreement may be executed in counterparts, all of which taken together shall constitute one original instrument.

[SIGNATURE PAGE TO FOLLOW]

Please acknowledge your agreement and acceptance to the terms of this Letter Agreement and the amendments to the Purchase Agreement hereby effected by countersigning in the space provided below.

CITIZENS FINANCIAL GROUP, INC.

By:       /s/ K.M. Hinderhofer
        Name: K.M. Hinderhofer
        Title: S.V.P

    Agreed and Accepted:

    MELLON FINANCIAL CORPORATION

    By:    /s/  Patricia Waldinger
                Name: Patricia Waldinger
                Title: Authorized Representative

[Signature Page to Letter Agreement Re Amended and Restated Non-Compete Subsections]